JOHN HANCOCK INVESTMENT TRUST III John Hancock U.S. Global Leaders Fund Abolition of John Hancock U.S. Global Leaders Fund and Amendment of Section 5.11 Abolition of John Hancock U.S. Global Leaders Fund The undersigned, being a majority of the Trustees of John Hancock Investment Trust III, a Massachusetts business trust (the "Trust"), acting pursuant to Section 8.3 of the Amended and Restated Declaration of Trust dated July 1, 1996, as amended from time to time (the "Declaration of Trust"), do hereby abolish the John Hancock U.S. Global Leaders Fund (Class A Shares, Class B Shares, Class C Shares, and Class I Shares) and in connection therewith do hereby extinguish any and all rights and preferences of such John Hancock U.S. Global Leaders Fund, Class A Shares, Class B Shares, Class C Shares, and Class I Shares, as set forth in the Declaration of Trust and the Trust's Registration Statement on Form N-1A. The abolition of the Fund is effective as of August 27, 2002. Amendment of Section 5.11 The undersigned, being a majority of the Trustees of John Hancock Investment Trust III, a Massachusetts business trust (the "Trust"), acting pursuant to Section
8.3 of the Amended and Restated Declaration of Trust dated July 1, 1996, as amended from time to time, do hereby amend Section 5.11, effective August 27, 2002, as follows: 1. Section 5.11 (a) shall be deleted and replaced with the following: Without limiting the authority of the Trustees set forth in Section
5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Global Fund and John Hancock Large Cap Growth Fund, each of which consists of Class A Shares, Class B Shares, and Class C Shares; and John Hancock International Fund and John Hancock Mid Cap Growth Fund, each of which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares (the "Existing Series"). IN WITNESS WHEREOF, the undersigned have executed this instrument on the 27th day of August, 2002.
_________________________________          Dennis          S.          Aronowitz
_________________________________            Gail           D.            Fosler
_________________________________       Richard      P.       Chapman,       Jr.
_________________________________           William          F.           Glavin
_________________________________          William          J.          Cosgrove
_________________________________            John            A.            Moore
_________________________________           John           M.           DeCiccio
_________________________________          Patti         McGill         Peterson
_________________________________           Richard          A.          Farrell
_________________________________            John            W.            Pratt
_________________________________  Maureen R. Ford The  Declaration  of Trust, a
copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust. s:\dectrust\amendmts\invtrst3\Abolish US Global Leaders